Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-3 of our report dated March 5, 2009, relating to the financial statements of National CineMedia, LLC appearing in the Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2008. We also consent to the reference to us under the headings “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Denver, Colorado
May 5, 2009